BlackRock Funds II (the "Registrant")
BlackRock LifePath(r) Smart Beta 2020 Fund
BlackRock LifePath(r) Smart Beta 2025 Fund
BlackRock LifePath(r) Smart Beta 2030 Fund
BlackRock LifePath(r) Smart Beta 2035 Fund
BlackRock LifePath(r) Smart Beta 2040 Fund
BlackRock LifePath(r) Smart Beta 2045 Fund
BlackRock LifePath(r) Smart Beta 2050 Fund
BlackRock LifePath(r) Smart Beta 2055 Fund
BlackRock LifePath(r) Smart Beta 2060 Fund
BlackRock LifePath(r) Smart Beta Retirement Fund

(collectively, the "Funds")

77I:

Terms of new or amended securities

Effective September 12, 2017, the Board approved the Registrant's Sixth Amended and Restated Plan Pursuant to Rule 18f-3 Under the Investment Company Act of 1940 (the "Sixth Amended and Restated 18f-3 Plan"), which amended the criteria regarding investors eligible to purchase Class K Shares of the Funds. A copy of the Sixth Amended and Restated 18f-3 Plan is attached hereto under sub-item 77Q1(d).